Exhibit 10.1

StemGen, Inc.

800 Town and Country Blvd, Suite 300

Houston, Texas 77024

October 17, 2018

Mr. Simon Dawson

President and Chief Executive Officer

D3esports Corp.

1 Performance Drive, Suite F

Angleton, Texas 77515

Re: Acquisition of D3esports Corp. by StemGen, Inc.

Dear Mr. Dawson:

This purpose of this letter is to summarize the principal terms of an agreement under which the stockholders of D3esports Corp. (“D3esports Stockholders”) will receive newly-issued shares of common stock, $.001 par value per share (the “Common Stock”), of StemGen, Inc., a Delaware corporation (“StemGen”) in exchange for all their respective capital stock (“D3esports Capital Stock”) and enter into the other transactions described in this letter agreement.  In this letter, (i) the D3esports Stockholders and StemGen are sometimes called a Party or, collectively, the “Parties,” and (ii) StemGen’s acquisition of Common Stock, and other transactions described in this letter, is sometimes called the “Transaction.”

1.  As is customary in transactions of this kind, consummation of the proposed purchase is subject to the satisfactory completion of a due diligence investigation by each Party and conditioned upon several factors, including, but not limited to, the following:

a.  This letter contains only the principal terms of the Transaction. Substantially more details will be agreed upon by the parties and result in the preparation and execution of a definitive agreement (the “Definitive Agreement”) that described in detail the acquisition of all D3esports Capital Stock by StemGen in a manner that D3esports, becomes wholly owned by StemGen, which Definitive Agreement is intended to be executed on or before November 30, 2018 and contain the terms and provisions expressed herein, together with such further terms and conditions as may be mutually determined.

b.  The acquisition by StemGen of the D3esports Capital Stock must represent one hundred percent (100%) of the equity interests of D3esports, at the closing of the Transaction contemplated hereby (the “Closing”), free and clear of any and all liens, claims or encumbrances of any nature whatsoever.

c.  At the Closing, StemGen will acquire one hundred percent (100%) of the D3esports Capital Stock in exchange for the issuance to D3esports Stockholders an agreed upon number of shares of preferred stock and common stock of StemGen.

d.  At the Closing, Simon Dawson will be elected a member of the StemGen board of directors as well as President and chief executive officer.

2.  D3esports will cooperate with management of StemGen, to ensure that all filings (8K, 8K-A, 14f, 14C, 10-Q, 10-K) associated with reincorporation from Delaware to Nevada, change of corporate name to D3sports, Inc. and other similar matters shall be promptly prepared and filed when due. All periodic reports are required to be filed with the Securities and Exchange Commission by issuers having a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, including without limitation an Annual Report on Form 10-K for the calendar year ended June 30, 2018 and a Current Report on Form 8-K and Form 8-K/A with respect to this Definitive Agreement and the Transaction, and shall take such other actions as are necessary to maintain the registration of the common stock with the Securities and Exchange Commission.

3.  It is the intention of the Parties that the Transaction be exempt from registration under the Securities Act of 1933, as amended (“Securities Act”).  In the event that the issuance of common stock by StemGen cannot be accomplished without registration under the Securities Act, the Parties agree to use commercially reasonable efforts to structure the Transaction so that it may be completed without such registration.

4.  It is the intention of the Parties that the Transaction be characterized for federal income tax purposes as the tax free reorganization pursuant to §368(a)(1)(B) of the Internal Revenue Code of 1986 and, as a result, the D3esports Stockholders will not recognize gain or loss on the transfer of D3esports Capital Stock to StemGen  The Parties agree to use commercially reasonable efforts to structure the Transaction so that it may be completed in a manner that will not recognize gain or loss on the transfer of D3esports Capital Stock to StemGen.

5.  StemGen will use its commercially reasonable best efforts to cause the payees of all convertible promissory notes payable by StemGen to be sold and assigned for the cash consideration and payable on the terms agreed to by the parties to the notes.

6.  The Parties intend this letter to be a binding agreement to consummate the Transaction, including paragraphs 8 and 9, which are intended to be binding on the Parties whether or not the Transaction is consummated.  The foregoing notwithstanding, the Parties anticipate the negotiation and signature of the Definitive Agreement that will supersede and replace this letter and will contain such representations, warranties, covenants and other terms as are customary in similar transactions.

7.  The Parties acknowledge that execution of this letter must be disclosed by StemGen on a Form 8-K in accordance with federal securities laws, subject to the prior approval of the D3esports.

8.  The Parties shall insure that all confidential information which a Party or any of its respective officers, directors, employees, counsel, agents, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the other Party, or any affiliate of the other Party, shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them, in each case without the prior written consent of the other party; provided, however, that the restrictions of this sentence shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this letter or the Definitive Agreement, or (c) to the extent such information shall have otherwise become publicly available.  Each Party shall, and shall cause all of such other persons and entities who received confidential data from it to, deliver to the other Party all tangible evidence of such confidential information to which the restrictions of the foregoing sentence apply at such time as negotiations with respect to the Transaction are terminated before the parties enter into the Definitive Agreement as contemplated by this letter.

9.  From the date of this letter until November 30, 2018, StemGen and its affiliates, on the one hand, and D3esports, on the other hand, will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal or offer of any other person relating to the acquisition of D3esports, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise (other than in the ordinary course of business), and StemGen or D3esports, as applicable, will immediately notify the other Party regarding any contact between such Party or their respective representatives and any other person regarding any such offer or proposal or any related inquiry.

10.  This letter shall be governed by and construed under the laws of the State of Texas without regard to conflicts of laws principles.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this letter may be brought against any of the Parties in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.  This letter may be signed in one or more counterparts, each of which will be deemed to be an original copy of this letter and all of which, when taken together, will be deemed to constitute one and the same agreement.  Any signature transmitted by facsimile or Portable Document Format (“PDF”) shall be deemed to be an original signature for all purposes unless the other Party has actual knowledge that such facsimile or PDF signature is fraudulent.

12.  This letter shall be null and void if not accepted by D3esports on or before 5:00 o’clock P.M. Central Standard Time on October 26, 2018.

If you are in agreement with the foregoing, please sign, date and return one copy of this letter agreement, which thereupon will constitute our agreement with respect to its subject matter.

Very truly yours,

D3esports Corp. By: /Simon Dawson/ Simon Dawson President, Chief Executive Officer Date: October 17, 2018	StemGen, Inc. By: /John David Walls/ John David Walls President and Chief Executive Officer Date: October 17, 2018